EXHIBIT 8.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599
AMERICA ASIA PACIFIC EUROPE

April 26, 2018

ARMOUR Residential REIT, Inc.
3001 Ocean Drive, Suite 201
Vero Beach, Florida 32963
Ladies and Gentlemen:
As special tax counsel to ARMOUR Residential REIT, Inc., a Maryland corporation (the “Company”), we address this letter in connection with certain United States federal income tax matters with respect to the Company’s Registration Statement filed on Form S-3 (the “S-3”). The Company is filing the S-3 on the date hereof with the Securities and Exchange Commission (the “Commission”) for the issuance and sale of debt securities (“Debt Securities”), common stock, par value $0.001 per share (“Common Stock”), preferred stock, par value $0.001 per share (“Preferred Stock”), depositary shares (“Depositary Shares”), and warrants to purchase Common Stock, Preferred Stock or Debt Securities (“Warrants”, and together with the Debt Securities, the Common Stock, the Preferred Stock, and the Depositary Shares, the “Securities”) under the Securities Act of 1933, as amended (the “1933 Act”). The S-3 describes the Securities to be sold by the Company in one or more issuances. Capitalized terms used herein and not otherwise defined have the meanings set forth in the S-3.

As special tax counsel to the Company, we have examined and relied upon originals or copies of such agreements, instruments, certificates, records and other documents and have made such examination of law as we have deemed necessary or appropriate for the purpose of this letter, including the following:

1.	Copy of the Articles of Amendment and Restatement of the Company, as amended and supplemented, in the form filed with the Commission.

2.	Copy of the Amended and Restated Bylaws of the Company in the form filed with the Commission.

3.
A certificate containing certain factual representations and covenants of the Company (the “Officer’s Certificate”) relating to, among other things, the past, current, and proposed operations of the Company and the entities in which it holds a direct or indirect interest.

4.	A copy of the S-3 and the base prospectus that is part of the S-3 (the “Base Prospectus”).

5.
Such other documentation or information provided to us by the Company or ARMOUR Capital Management, LP, a Delaware limited partnership and the external manager of the Company (the “Manager”), as we have deemed necessary or appropriate as a basis for our opinion set forth herein.

Although we have made such inquiries and performed such investigations as we have deemed necessary for purposes of our opinion, we have not independently verified all of the facts, representations and covenants set forth in the Officer’s Certificate, the S-3, the Base Prospectus or in any other document.

We have assumed and relied on representations of the Manager, that the facts, representations and covenants contained in the Officer’s Certificate, the S-3, the Base Prospectus and other documents are accurate.  We have assumed that such factual statements, representations and covenants are true without regard to any qualification as to knowledge or belief.

Our opinion is conditioned on, among other things, the initial and continuing accuracy of the factual information, covenants and representations set forth in the S-3, the Base Prospectus and the Officer’s Certificate and the representations made by representatives of the Company and the Manager, without regard to any qualifications therein.  Any change or inaccuracy in the facts referred to, set forth or assumed herein or in the Officer’s Certificate may affect our conclusions set forth herein.

Our opinion is also based on the correctness of the following assumptions: (i) the Company and each of the entities in which the Company holds a direct or indirect interest have been and will continue to be operated in accordance with the laws of the jurisdictions in which they were formed and in the manner described in the relevant organizational documents, (ii) there will be no changes in the applicable laws of the State of Maryland or of any other jurisdiction under the laws of which any such entity has been formed, and (iii) each of the written agreements to which the Company or any such entity is a party will be implemented, construed and enforced in accordance with its terms.

In rendering our opinion, we have also considered the applicable provisions of the Internal Revenue Code of 1986 (the “Code”), the Treasury Regulations promulgated thereunder, judicial decisions, administrative rulings and other applicable authorities, in each case as in effect on the date hereof.  The statutory provisions, regulations, decisions, rulings and other authorities on which this opinion is based are subject to change, and such changes could apply retroactively.  A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein.

In our examination, we have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and (v) the authenticity of the originals of such copies.

This opinion shall not be construed as or deemed to be a guaranty or insuring agreement.  Opinions of special tax counsel represent only special tax counsel’s best legal judgment and are not binding on the Internal Revenue Service (“IRS”) or on any court.  Accordingly, no assurance can be given that the IRS will not challenge the conclusions of the opinion set forth herein or that such a challenge would not be successful.

Based on and subject to the foregoing, we are of the opinion that:

1.
Commencing with the Company’s taxable year ending on December 31, 2011, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT, and its current organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. In addition, the Company’s qualification and taxation as a REIT depend upon its ability to meet, through actual operating results, certain requirements relating to the sources of its income, the nature of its assets, its distribution levels and the diversity of its stock ownership, and various other qualification tests imposed under the Code, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of the Company’s operations for any one taxable year will satisfy the requirements for taxation as a REIT under the Code.

2.
Although the discussion set forth in the Base Prospectus under the heading “U.S. Federal Income Tax Considerations” does not purport to summarize all possible U.S. federal income tax consequences of the purchase, ownership and disposition of the Company’s stock, such discussion, though general in nature, constitutes in all material respects a fair and accurate summary of the material U.S. federal income tax consequences of the purchase, ownership, and disposition of the Company’s stock, subject to the qualifications set forth therein.  The U.S. federal income tax consequences of the purchase, ownership and disposition of the Company’s stock by an investor will depend upon that investor’s particular situation and we express no opinion as to the completeness of the discussion set forth in “U.S. Federal Income Tax Considerations” as applied to any particular investor.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein or under any other law.  Furthermore, the Company’s qualification as a REIT will depend upon the Company’s meeting, in its actual operations, the applicable asset composition, source of income, stockholder diversification, distribution and other requirements of the Code and Treasury Regulations necessary for a corporation to qualify as a REIT.  We will not review these operations and no assurance can be given that the actual operations of the Company and any applicable affiliates will meet these requirements or the representations made to us with respect thereto.

This opinion has been prepared for you in connection with the filing of the S-3 and the Base Prospectus. We consent to the filing of this opinion as an exhibit to the S-3 and to the reference to Sidley Austin LLP under the captions “U.S. Federal Income Tax Considerations” and “Legal Matters” in the S-3.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act, as amended, or the rules and regulations promulgated thereunder by the Commission.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Sidley Austin LLP

SIDLEY AUSTIN LLP